Exhibit 99.3

Dear Imaginarians:

Ten years ago, Laura, Jennifer, Amber, Amy and I came together as Imago BioSciences to develop new medicines for the treatment of hematologic diseases. In that time, the growing team has achieved several meaningful milestones, the most important of which is bringing bomedemstat to the cusp of a pivotal Phase 3 trial for the treatment of essential thrombocythemia.

Today marks another milestone for Imago: the Board of Directors has entered into a definitive agreement with Merck to acquire Imago for $36 per share representing a total equity value of approximately $1.35 billion. Attached for your reference is the public announcement made this morning.

This deal is a testament to our innovation, science, people, and culture. Every single person at Imago has contributed to our progress. Most importantly, we have developed a medicine that shows great promise as a treatment for myeloid malignancies. To reach this point in development is a significant achievement for any organization, and we should all be very proud. It is clear Merck recognizes this achievement and the talent of our team in getting us to this point. Though we are tiny by most standards, together we have also created significant value for our shareholders, some of whom have nurtured their belief in Imago for 8 plus years.

We believe Merck, with its expertise in global drug development and the resources afforded to a large pharmaceutical company, is well-positioned to bring bomedemstat and our pipeline to the many patients living with myeloid malignancies.

Until the closing of the transaction, which is subject to standard closing conditions and is expected to occur in the first quarter of 2023, we will continue to operate as an independent company. It is critical we remain focused on our clinical development, CMC and scientific efforts to maintain our timelines.

We will hold a town hall meeting this morning at 10am Eastern time to discuss the transaction with as many answers as we have at this time. Tomorrow at 1pm Eastern there will be a company-wide Teams call with both the CEO and President of Merck Research Labs, who will introduce themselves and share their thoughts about the merger with Imago. As always, I will share any information I can with the understanding that Imago is in a transaction process with many details to be worked through. In short, I do not yet have all of the answers.

The announcement today will generate interest from press or other external parties. If you receive any inquiries related to the transaction, do not respond, but rather forward those inquiries to Mike Arenberg. Be mindful we are in a restricted communications period for the present. Though the deal has been announced publicly, we should not comment, share, or post anything on social media regarding the news from our personal or Imago accounts to avoid any written communications about the transaction.

I look forward to speaking with all of you this morning.

With high regards,

Hugh

Hugh Young Rienhoff Jr.

CEO

Notice to Investors and Security Holders

The tender offer referred to in this communication has not yet commenced. The description contained in this communication is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Merck Sharp & Dohme LLC (together with its subsidiaries, “Merck”) will file with the Securities and Exchange Commission (the “SEC”). The solicitation and offer to buy shares of common stock (the “Shares”) of Imago BioSciences, Inc. (together with its subsidiaries, “Imago”) will only be made pursuant to an offer to purchase and related tender offer materials. At the time the planned tender offer is commenced, Merck will file a tender offer statement on Schedule TO and thereafter Imago will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the Offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

The offer to purchase, the related letter of transmittal and the solicitation/recommendation statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Imago. Copies of the documents filed with the SEC by Imago will be available free of charge on Imago’s internet website at https://ir.imagobio.com/financial-information/sec-filings or by contacting Imago’s investor relations contact at laurance@gilmartinir.com. Copies of the documents filed with the SEC by Merck can be obtained, when filed, free of charge by directing a request to the Information Agent for the tender offer which will be named in the tender offer materials.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents to be filed by Merck, as well as the solicitation/recommendation statement to be filed by Imago, Imago will continue to file annual, quarterly and current reports with the SEC. Imago’s filings with the SEC are available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward Looking Statements

The information contained in this communication is as of the date of this communication. Imago assumes no obligation to update forward-looking statements contained in this communication as the result of new information or future events or developments, except as may be required by law.

This communication contains forward-looking information related to Imago and the proposed acquisition of Imago that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed acquisition; the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions to the consummation of the acquisition; statements about the expected timetable for completing the transaction; Imago’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Imago, Imago’s product pipeline and the anticipated timing of closing of the proposed acquisition.

Risks and uncertainties include, among other things, uncertainties as to the timing of the tender offer and the subsequent merger; risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all; uncertainties as to how many of Imago’s stockholders will tender their shares of Imago common stock in the tender offer and the possibility that the acquisition does not close; the possibility that competing offers or acquisition proposals may be made; risks related to obtaining the requisite consents to the acquisition, including, without limitation, the timing (including possible delays) and receipt of clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; disruption from the transaction making it more difficult to maintain business and operational relationships; significant transaction costs; Imago’s limited operating history and lack of products for commercial sale; Imago’s dependence on development, regulatory approval and commercialization of its product candidates; difficulties in enrolling patients and risks of substantial delays in its clinical trials; Imago’s minimal control over product candidates in investigator-initiated clinical trials; uncertainties in the cost and outcomes of its clinical studies and the acceptance for presentation at medical meetings of data from such clinical studies; uncertainties in the regulatory review and approval of Imago’s product candidates if its pivotal studies are positive; potentially material changes to the interim, top-line and preliminary data from its clinical trials; potential undesirable effects of Imago’s product candidates and safety or supply issues, in each case with respect to its product candidates alone or in combination with other compounds or products; Imago’s potential inability to obtain and maintain orphan drug designation and delays in approvals despite FDA Fast Track designation for expedited review; risks related to clinical trials outside of the United States; Imago’s need to manufacture adequate supplies, including multiple batches of Bomedemstat, using a commercial current Good Manufacturing Practice; risks related to information technology system and cybersecurity; risks related to misconduct of Imago’s employees and independent contractors; risks related to hazardous materials and Imago’s compliance with environmental laws and regulations; risks related to litigation and other claims; risks related to reliance on third parties to conduct and support preclinical studies and clinical trials, and to manufacture Imago’s product candidates; risks related to third-party intellectual property infringement claims and Imago’s ability to protect its own intellectual property; and risks related to governmental policies and regulations, including with respect to drug prices and reimbursement, and changes thereof.

Further descriptions of risks and uncertainties relating to Imago can be found in Imago’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, its Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Current Reports on Form 8-K, all of which are filed with the SEC and available at www.sec.gov and https://ir.imagobio.com/financial-information/sec-filings. These forward-looking statements are based on numerous assumptions and assessments made by Imago in light of its experience and perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors it believes are appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Although it is believed that the expectations reflected in the forward-looking statements in this communication are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this corporate release are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this corporate release.